Exhibit 107

Calculation of Filing Fee Table

FORM S-8

(Form Type)

Jones Soda Co.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, no par value	Other (3)	5,218,328	(2)	$0.20515	$1,070,540	$0.0001531	$163.90

Total Offering Amounts								$163.90
Total Fees Previously Paid								—
Total Fee Offsets (4)								—
Net Fee Due								$163.90

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover an indeterminate number of additional shares of common stock, no par value per share (the “Common Stock”), of Jones Soda Co. (the “Company”), which become issuable under the Jones Soda Co. 2022 Omnibus Equity Incentive Plan (the “2022 Plan”) by reason of any stock splits, stock dividends, reorganizations, mergers, consolidations, recapitalizations or other similar transactions.

(2)	Represents an aggregate of 5,218,328 additional shares of Common Stock available for issuance under the 2022 Plan as a result of increases pursuant to an “evergreen” provision contained in the 2022 Plan.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low sales prices of the Common Stock as reported on the OTCQB Marketplace on May 1, 2025, which was $0.20515 per share.